EX-99 COD ETH 2

Pacholder High Yield Fund, Inc.

Code of Ethics for Principal Executive and

Principal Financial Officers

Persons covered by this Code of Ethics:

Gary J. Madich	Principal Executive Officer
Patricia A. Maleski	Principal Financial Officer

1.	Covered Officers/ Purpose of the Code

a.	This Sarbanes-Oxley Code of Ethics applies to the Fund’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers”), each of whom are named in Exhibit A in Appendix 9, for the purpose of promoting

i.	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

ii.	Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Fund;

iii.	Compliance with applicable laws and governmental rules and regulations;

iv.	The prompt internal reporting of violations of this Sarbanes-Oxley Code of Ethics to an appropriate person or persons identified herein; and

v.	Accountability for adherence to this Sarbanes-Oxley Code of Ethics.

b.	Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2.	Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest.

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund and the Investment Adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Sarbanes-Oxley Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and the Investment Adviser, Administrator, and/or affiliated persons thereof (the “Fund’s Principal Service Providers”) of which the Covered Officers are also officers or employees. As a result, the Sarbanes-Oxley Code of Ethics recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund, the Fund’s Principal Service Providers, or for both) be involved in establishing policies and implementing decisions that will have different effects on the Fund’s Principal Service Providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Fund’s Principal Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

Other conflicts of interest are covered by the Sarbanes-Oxley Code of Ethics, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. The following list provides examples of conflicts of interest under the Sarbanes-Oxley Code of Ethics, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

3.	Each Covered Officer must:

a.	Not use his/her personal influence or personal relationships improperly to influence investment decisions and/or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

b.	Not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund;

c.	Complete on an annual basis the Fund’s Director and Officer Questionnaire which requests information regarding other business affiliations and relationships.

4.	In furtherance of the above, below are some examples of conflicts of interest: situations that should be discussed with the Investment Adviser’s Compliance Department, which is responsible for the day-to-day monitoring of the Investment Adviser and/or the Fund’s Chief Compliance Officer. Examples of these include, but are not limited to:

a.	Serving as a director on the board of any public, private company or not-for-profit organization;

b.	The receipt of any gifts in excess of $100;

c.	The receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety or other formulation as the Fund already uses in another code of conduct;

d.	Any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than the Fund’s Principal Service Providers;

e.	A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares such as compensation or equity ownership other than an interest arising from the Covered Officer’s employment with the Fund’s Principal Service Providers.

5.	Disclosure and Compliance

a.	Each Covered Officer should familiarize himself/herself with the disclosure requirements generally applicable to the Fund;

b.	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Directors and auditors, and/or to governmental regulators and self-regulatory organizations;

c.	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations;

6.	Reporting and Accountability

a.	Each Covered Officer must:

i.	Upon adoption of this Sarbanes-Oxley Code of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;

ii.	Annually thereafter affirm to the Board that he/she has complied with the requirements of this Sarbanes-Oxley Code of Ethics;

iii.	Not retaliate against any other Covered Officer and/or any employee of the Fund or affiliated persons for reports of potential violations that are made in good faith; and

iv.	Notify the Fund’s Chief Compliance Officer promptly if he/she knows of any violation of this Sarbanes-Oxley Code of Ethics.

b.	Failure to take any of the actions specified in Section 6(a) above is itself a violation of this Sarbanes-Oxley Code of Ethics.

c.	The Fund’s Chief Compliance Officer is responsible for applying this Sarbanes-Oxley Code of Ethics to specific situations in which questions are presented relating to the Code. The Chief Compliance Officer has the authority to interpret this Sarbanes-Oxley Code of Ethics in any particular situation. However, any waivers sought by the Covered Officer will require prior review and approval by the Fund’s Board.

d.	The Fund will follow these procedures in investigating and enforcing this Sarbanes-Oxley Code of Ethics:

i.	The Fund’s Chief Compliance Officer (or his/her designee) will take all appropriate action to investigate any potential violations reported;

ii.	If, after such investigation, the Fund’s Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

iii.	Any matter the Fund’s Chief Compliance Officer believes to be a violation will be reported to the Fund’s Board which will consider appropriate action, which may include review of, and/or appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Investment Adviser or its board; and/or a recommendation to dismiss the Covered Officer;

iv.	The Fund’s Board will be responsible for granting waivers, as appropriate; and

v.	Any changes to, or waivers of this Sarbanes-Oxley Code of Ethics will, to the extent required, be disclosed to the Fund’s Board as provided by SEC rules.

7.	This Sarbanes-Oxley Code of Ethics shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, the Fund’s Adviser, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Sarbanes-Oxley Code of Ethics, they are superseded by the Sarbanes-Oxley Code of Ethics to the extent that they overlap or conflict with the provisions of this Sarbanes-Oxley Code of Ethics. The Fund and the Investment Adviser’s codes of ethics under Rule 17j-l, under the Investment Company Act, the Adviser’s more detailed policies and procedures set forth in the Investment Adviser’s Code of Ethics are separate requirements applying to the Covered Officers and others, and are not part of this Sarbanes-Oxley Code of Ethics.

8.	Any amendments to the Sarbanes-Oxley Code of Ethics, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Fund’s Board, including a majority of independent directors.

9.	All reports and records prepared or maintained pursuant to this Sarbanes-Oxley Code of Ethics will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Sarbanes-Oxley Code of Ethics, such matters shall not be disclosed to anyone.

10.	All reports and records maintained under this Sarbanes-Oxley Code of Ethics are intended solely for internal use by the Fund and do not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.